Exhibit 99.2

Tidewater, Inc

September 10, 2009

7:45 AM ET

Jim:	Okay, good morning everyone, and welcome to day two of Barclays Capital CEO Energy Conference. Our first company presenting this morning is Tidewater, and here from Tidewater are Chairman and CEO Dean Taylor, Chief Financial Officer Quinn Fanning, and Executive Vice President Joe Bennett.

Following a seven-year stint as a US Naval officer, Dean Taylor joined Tidewater in 1978. From 1978 to 2000, Dean had a variety of operating jobs, culminating in his being named Executive Vice President of Operations. He was named President in 2001, CEO in 2002, and Chairman in 2003. Under his leadership, Tidewater has made substantial investments in new vessels, and has now become the leader in the deep water vessel business, as well as its longstanding position as the leader in conventional vessels. Dean is the director of Whitney Holdings and the American Bureau of Shipping, and I believe leading things off today will be Joe Bennett. Joe?

Joseph Bennett:	Thank you, Jim. You can tell who the real workers are here this morning. I appreciate everybody getting up early and starting the day with us. Hopefully we’ll have some people join us as we come in. This is probably, Jim, the seventh or eighth time or so that I’ve presented at this conference, although this is the first Barclays CEO conference, so it’s always a pleasure to do this. Let’s get kicked off.

We unfortunately always have to put this forward-looking disclaimer up, you’ll see that 100 times today. But you know what it all means. As Jim knows, and anybody else that follows Tidewater knows, we begin all of our presentations to our Board, to our employees, to everyone, to investors, with the safety report. It’s the priority, probably the single most important priority inside the company in keeping our people safe, and we’re very proud of the efforts that we give from top to bottom, from Dean, our Chairman, through the Board, through senior management, down to every single person that works for the Company.

And I think the results speak for themselves. This is a comparison of our total recordable incident rate, which is per 200,000 man hours, compared to some well known companies that I think will be familiar to you. And as you look at this, you see that our performance is quite a bit better than even these really fine institutions, so we’re awful proud of that. We actually just completed back in August one full year without having a lost-time accident, and we all knock on wood when we say that because it’s, you know, historical facts and safety records are great, but they’re forgotten as soon as they’re completed and all we’re worried about is what we do today, and tomorrow, from a safety standpoint.

And it’s all more amazing when you think about this is our workplace, and we remind everyone of this. It’s one thing to be working on a stable ground, a platform that doesn’t move. It’s another thing to be operating on vessels like this, or even worse, having a captain or a crew have to look out the window at something like this, or worse, be down on that deck when it’s operating. So, it’s even more impressive that we’ve gone a full year, and our real goal is to go a full fiscal year without having a lost time accident. Last year, we had one, in over 40 million man-hours of work. So, we’ve got our work cut out for us but we’re almost half way through this fiscal year and hopefully we’ll continue with that.

I’m going to lead off with just really some overall comments, turn it over to Quinn, he’ll cover some financial data, and then leave you with Dean and finishing remarks.

As you look at Tidewater today, we just covered our safety record, again. A priority for us. Second, anybody that knows Tidewater knows how involved we have been internationally for a number of years. I think we have an unmatched global footprint. You’ll see a little bit later in these slides the dispersion of our vessels around the globe, and we think that’s a real advantage, especially today with the Gulf of Mexico market what it is, and the other area that we’re not involved in, the North Sea. The two areas that are probably the weakest in our business, geographically, we’re not all that involved in.

The entire fleet, the last three years, we’ve put together three successive years of record earnings for our company, over 50 years of existence. We’re very proud of that. The last three years, the average return on average equity is 19.3%. And even though we have some challenges these days, we’re still putting up some pretty good numbers. We’re a March year-end, just put up our June numbers a month or so ago, and did quite well, with still a good, positive return. We believe our WACC is somewhere around 10% and we are thus far well in excess of earning greater than that WACC.

Very strong balance sheet, Quinn will cover that in a minute. We have, as of the end of June, no net debt. We have $300 million of private placement debt that’s been around for about four or five years, still has a few years left to run on it at a great rate. So, we don’t think we’ll be touching that, and we ended up in June with a little over $300 million of cash on the balance sheet.

But, we continue to invest in new vessels. Anybody that again has followed us for a while, we began in 2000 with what we call a replacement enhancement program, and have spent close to $3 billion on new assets. When Dean took over in early 2001, 2002 time frame, he inherited a group of assets, a fleet, that was pretty mature. And had to go through a process of replacing that, knowing that the earnings capacity of that fleet over time would be diminished, and if we didn’t replace those assets, would be in effect liquidating the Company. So, spending $3 billion, and that continues.

You see here, we took delivery of 22 boats in the last year and a quarter, and have 45 under construction today. Again, either Quinn or Dean will cover more of the details there. And, a very good track record of we think proven capital management, and of returning capital to our shareholders. We are one of the few dividend payers in the OSX, and the highest yield in the OSX, and also have had a pretty aggressive share repurchase program although not for the last year, but three years prior to that have bought back over $0.5 billion worth of our stock, even while we’ve had a pretty aggressive CapEx program and a nice dividend which was increased last year to $1.00 annually.

We put this slide in a year or so ago because everybody wants the answer, they want the crystal ball, they want to know what’s going to happen. Boy, there’s way too many things out there, way too many unanswered questions for us or really anybody else to know the answer to. And none of these are surprising, you know, what are commodity prices going to do, what’s E&P spending going to do? You know, one of our biggest fears, if you call it, one of our challenges, is dealing with our President and whatever his programs will be, and how those programs will impact Tidewater and our industry. It’s very concerning, and what all of that does to vessel utilization and pricing.

Our strategy, and I think I’ll finish up with this slide, and I’ve shown this slide for a few years now, because our strategy really hasn’t changed much. We tweak it a bit. We knew back in 2000 that through either good or bad markets, and we’ve seen both of those since 2000, that one of our priorities besides safety is replacement of our fleet. Getting new assets into our fleet, and taking everything that we could from the more mature assets.

So, as you look at our strategy, we fully, fully, appreciate the fact that we think culture is a very competitive advantage for us. Our safety orientation, which is while that may be somewhat boring to you, is a top priority for the majority of our customers, so it is, it can be a differentiation between us and our competition. A deep knowledge of customer needs when you’re in the business for 55 years, you learn a little bit about what they need and what they want, and we continue to manage through both up and down cycles, operating costs and more important, capital costs. Because for us, doing something in a given quarter or a half year or year, is important. Putting up those P&Ls and controlling costs are very, very important, but making investments in 25 to 30 year assets we think are every bit as much or more important, because we have to live with those decisions for a long period of time.

We have always wanted to maintain, and I guess anybody would say this, maximum financial flexibility to deal with uncertainties. No one saw coming what happened to our industry and the world last year. And we prepared ourselves for that, we have—and historically have had a good disciplined conservative approach to things. At times, people probably have blamed us for being a little bit too conservative. But boy, when things turned sour about a year or so ago, we were looked at very favorably for our clean balance sheet.

We very selectively deploy cash to renew our fleet. We’ve talked about that. And opportunistically utilize balance sheet strength. People think that we’re adverse to debt. We’re not, even though we have a very clean balance sheet. Our desire was to have more debt on the balance sheet, but not at the wrong prices. Prices of vessels had escalated so greatly that we weren’t going to get caught in the emotions of the time of year, two years ago, so we very selectively have been replacing our fleet and will continue to do so and find ourselves in a situation now where we’re one of the few buyers of equipment and equipment pricing is coming down. So, this can be a very good time for Tidewater, and we’re proud of that.

With that, I’m going to turn it over to Quinn to cover some financial data with you. Thank you.

Quinn Fanning:	Thank you, Joe. Jim, thank you for having us again. I’m going to use this space, this is what I call the Stewardship and Scorekeeping section of our presentation. I’d like to use my time to give you a bit of reminder in terms of our financial profile, which we believe is very conservative both in regards to leverage and liquidity, recent financial results, which we’ve probably crested in terms of peak market. I think you’d all agree in that, but the lead up to that was a five year period of 50% compounded annual growth rate and earnings per share, and really peaked out at the third and fourth quarters of Fiscal 2009.

And then I’d like to again, recap for you our new construction program and give you a little bit of sense as to how we see the supply and demand dynamics of the global vessel business.

Here, I’ll give you a little recap. Joe covered some of this in terms of financial profile and financial policy. We do have a significant amount of cash in the balance sheet. Data is essentially zero on a net basis, Joe mentioned the $300 million private placement that we put in place, but that is complexly offset by existing cash on the balance sheet. We re-did our bank facility in the past quarter, and upsized that by a factor of 50% so at least as of June 30th, we’re sitting on about $750 million worth of dry powder, not an end in itself clearly, but we believe it gives us a lot of capacity to take advantage of opportunities that may be presented to us.

We do have a reasonably significant construction program and as I’ll get into, we think that’s well covered by existing liquidity and forecasted operating cash flow in just about any scenario that we can envision. And there’s also other elements to the financial profile that I think can make this a rather stable platform for investing, not the least of which is our customer base and geographic profile.

About 60% of our trailing 12 month revenue was generated by the IOCs or Super Majors and the national oil companies. Probably another 14% to 15% came from non-super-major IOCs so we’re well over 70% of our revenue with what we consider very high investment-grade credit. As I’m sure all of you know from our last quarter, occasionally even the NOCs will surprise you, as happened in Venezuela, but that’s something to work through over the next quarters and years.

And then finally, we talk a little bit about our contract cover on the earnings calls. It hasn’t moved dramatically in the last couple of quarters. We’re at about 50% coverage in terms of contracted available days, relative to overall available days, and that hasn’t really moved dramatically. Higher in terms of the new fleet, lower in regards to the traditional vessels, but all in all about 50% of our available days in the next 12 months are contracted.

As we get into some of the details in terms of the financials, I think I’ve covered most of this again, ample liquidity, low leverage, and lots of dry powder in terms of liquidity.

Just a recap, recent financial results, I won’t drag you through the entire earnings which we do on a quarterly basis, but I remind you vessel revenues were down about 7% quarter over quarter, and about 5.5% year over year. This is largely reflecting offsetting impacts of stacking of equipment and new deliveries, and then certainly in the last couple quarters we’ve seen a falloff in Venezuela which particularly impacted the quarter over quarter results.

But all in, a very respectable showing from our perspective at least relative to what’s going on in the rest of the global oil field services sector. On an adjusted basis, for some of the unusual items we’ve talked about in the quarter, most particularly Venezuela, earnings per diluted common share are again off from peak levels in the third and fourth quarters of Fiscal ‘09, but still reflect reasonably good unleveraged returns on capital. Joe mentioned the equity returns, it’s actually not dramatically different from what we’re doing on an unleveraged basis. I think last quarter, we were on a run rate of about 14.5% return on unleveraged capital.

Joe mentioned the new build program, which 45 vessels that we had under construction as of June 30 at an aggregate capital cost of about $950 million, $960 million, with remaining payments over the next couple of years of about $570 million, again largely funded through operating cash flow as you see with the net cash from operations, relative to the CapEx numbers on this slide.

I think the only other thing I’d mention in terms of our new build program other than the fact that we’re self-financing as we see it, we did announce one substantial vessel commitment subsequent to the quarter’s close and earnings call, and that was the acquisition of the Aquanos Enabler, which is a light construction and ROV vessel, which we believe will provide a very attractive platform to build out our sub-sea services business.

In terms of capital management, we have talked a little bit about that already. Again, over a period since 2000 when we’ve been doing the fleet renewal program and made about $3 billion of capital commitments, $2.3 billion of which has already been funded, we have bought back about $0.5 billion of stock and continue to pay a reasonably attractive dividend, which I think what we said today is a bit over 2% relative to a plus or minus $44 stock price.

Also again, if you add up the capital that’s been plowed back into the fleet, and what’s been returned to shareholders, again, we’ve had outflows of about $3 billion leaving us with the balance sheet that we have today, which is again, zero net debt.

To give you a little sense of our position in the industry, this as you see in the parenthetical here, the reference is referring only to the PSVs and anchor handlers, but I think that the point is obvious here which is Tidewater is the clearly largest player in a rather fragmented industry. A couple of very solid competitors, many of which you probably know, but obviously the point here is that our aggregate fleet size at least in these two vessel classes, about 3X the next largest competitor, and a little bit bigger than the combined fleet totals of the next three largest players.

Again, some very fine companies, but we think this provides us with some unique competitive capabilities and the ability to provide logistic support to our clients on a global basis, which I don’t believe many other companies can say that.

Certainly, one thing that the entire investment community and our industry is focused on, is what the outlook is in terms of supply and demand equilibrium. We think this is ultimately the method by which equilibrium will be re-established, to the extent that we are getting out of whack here as demand has fallen. You see in the yellow box here, ODS’s latest at least published estimates of about 630 vessels under construction, as an aggregate order book. There has been public commentary by ODS indicating the likely number of vessels that will be built that are supposedly under construction today will be substantially lower than that, and I think at one point they had indicated that likely it’d be about 50% probability that the vessels for 2010 and beyond would actually be constructed as you’ve had vessel cancellation news on a day-in and day-out basis. But whether the number is 630 or some number substantially below that, we do have pretty decent visibility is what the run rate is, in terms of deliveries and it’s ranged from 16 to 18 per month, or about a 200 vessel pace for 2009. And that’s down from an original ODS estimate of about 340 vessel deliveries for 2009.

So, the point here is that the supply will likely be lower, than what’s been advertised by the industry overall, but importantly as you see in the green and the blue here there’s a substantial number of vessels that have passed their stale date. If you look at the 25 year old vessels and beyond, that’s about 800 vessels overall, and obviously this is not a do the right thing for the industry issue, but like Tidewater, all of our competitors have regulatory drydockings that they’ll need to either decide to invest $1 million, $2 million, or $3 million in a vessel, or not, and certainly as demand has fallen and rates are down, the economics just don’t work to continue to drydock those vessels. And because of the timing of the new builds over the last couple of decades, our sense is the vast majority of vessels that are stacked in this down period will never return to service.

So again, that’s the supply picture. As we get into the demand picture, clearly our equipment supports lots of different operations, FPSO’s, but the closest correlation we found over a period of time is the relationship between vessels and rigs, working rigs. And this number has ranged between 3.5 to 4 vessels over a pretty significant period of time. Clearly, everybody in this room will have their own views in terms of working rig counts over the next couple of quarters or years, but what this tells us is that if you’ve got 550 working rigs, and that number is either going up or going down depending upon your perspective, at least at the lower end of the band that we focus on a 3.5 to 4. There’s either sufficient work to maintain mid-80s utilization across the fleet, or there’s a couple hundred vessels that don’t have sufficient work in order to stay in business, if you will.

So again, depending upon your views on demand trends, and rig count and incremental vessel supply which we just went through, this will give you some sense for where the industry’s headed. The important point is that geography matters here, and asset class matters here, and this will give you a sense for what’s happened with rig counts on a more granular basis over what is it, a 12-month period that starts with probably in retrospect, a cyclical peak. What is really says here is, while we may be down 48 rigs over a 12 month period, the vast majority is that of stacked jackups, and the vast majority of those are actually in the US Gulf of Mexico. So, as you clearly see here that the—what you’re supporting, what your clients are doing, is actually very relevant in terms of your outlook.

Now, Joe mentioned that the Gulf of Mexico is an area that we’re not particularly leveraged to, which is perhaps counterintuitive to many of you that know our history. The fact of the matter is, mid single digit vessel count and trailing 12 month revenue for Tidewater comes from the United States Gulf of Mexico. A significant percentage of that is deep water leveraged.

And where is our strength? It’s internationally. Joe talked about our global footprint, and our years of experience operating internationally. As I mentioned, on a trailing 12 month basis in more recent quarters, we’re in the low 90s and moving upwards in terms of internationally generated revenues and where our vessels are located. The number of new builds that we’re building that would not qualify to work the United States is all but two. So we have 45 vessels under construction, two of which are being built at our own yard, Quality, in Houma, Louisiana. And we see that as an attractive equipment mix, A because it provides us with long term contract opportunities and B, better utilization, and C, higher day rates than what we see with the traditional vessels in the US market.

Also, importantly the international business is primarily leveraged to oil, not gas. We think that’s the right place to be today. I talked a little bit about our solid customer base and this chart kind of gives you the wrap-up of that. So again, that’s the 60% plus number that I mentioned in terms of NOCs, Super Majors, and if you add in the large independents, again that number is probably in the mid-70s or something like that. Heavy customer concentration but those are the ones that have capital budgets, not checkbooks, and largely are continuing forward with their multi development projects. And with that, I’ll turn it over to Dean.

Dean Taylor:	Jim, thank you for having us, again. Thank you everybody for showing up this morning, and somewhat probably may be somewhat unusual that at a CEO conference, we have two other people from Tidewater presenting. But, one of the things that we feel very strongly about at Tidewater is that we’re a company of “me too” people and not “me first” people. That applies to me, as well as everybody else. I think one of the strengths of our company is the depth and breadth of our management pool. Quinn and Joe are certainly every bit as capable of making these presentations as I am. I am ultimately responsible at our company, and ultimately I’m responsible for just about everything, but these guys are terrific assets of our organization and I think it’s just very useful that you get an opportunity to see some of the quality of the management of our corporation.

Another point I’d like to make is, we don’t run the company just to be a safe company. We run the company to provide superior through-cycle returns for our shareholders. But we’re not going to do it on the backs, the broken backs or broken bones of our employees and that’s why we pay so much attention to safety.

We start everything we do at Tidewater with safety, including Board of Directors meetings and every meeting we have in the company. We started with safety and we even do so at the risk of boring you, our potential investor group, and one thing that can be said is our employees and our customers care a lot about safety. Our customers care about it just as much as we do and our employees care about it just as much as we do. And that’s important for two reasons. One, in case of a tie, in a bid situation, we typically get the nod from our customers because of our safe operating record. It’s also been a great help to us as we worked our way through a mature fleet into a newer fleet. We’ve been able to operate a lot of our older pieces of equipment with many of our customers because they know that we’re going to operate them safely. Intrinsically, the new vessels are safer than the older vessels, so it’s been great to be able to go to them and say, “Look, our safety record is in fact better than yours, why don’t you give us a pass on this older vessel even though it’s not intrinsically as safe as a newer vessel?”

The other thing where safety has been very important, is when labor markets were very tight. We didn’t have the same issues of keeping employees that a lot of our competitors had, because people understood that we cared about them as individuals, not just cogs in the wheel of a machine of a corporation. So that’s why we tell you about our safety record, that’s why we start everything with safety at Tidewater, and I just wanted to clarify that if I could.

Our next, this slide just gives you an idea of where we are geographically. You can see that we’re not in the North Sea. We have a very limited presence in North America. We’re down to just about 10 vessels working on any one particular day in the United States. That can change. We have a number of US flag vessels that we can bring back to the United States market. But frankly in the last few years, we’ve found that having them overseas, we have better returns overseas and we have, we maintain the capability to bring them back to the United States. But for the time being, they’re operating internationally. You can see that by far our largest area of operations is in West Africa, followed by South America and the far east, Australia, and then finally the Middle East, and Mediterranean and India. And we think, and frankly, people say, “Where are the potential growth areas for your market,” and we say, “All the places where we are.” We don’t think necessarily that the North Sea is going to be a growth area any time soon. We don’t think the United States is going to be a growth area any time soon. We do feel like Mexico, Brazil, all of West Africa, India, Arabian Gulf, Australia and the rest of Southeast Asia will be potential growth areas, so we feel uniquely positioned to be able to profit from areas where there will be in our opinion growth in the industry.

This is a chart that just shows the rigs contracted by our top 10 customers, and you can see that jackups do not comprise a very large percentage of the rigs contracted by our top 10 customers. Our top 10 customers are contracting mostly semis and drill ships, which gives us some comfort that they’re not going to be slowing down the programs that they presently have under way.

And, we think that that should give you some comfort as well, that our backlog is going to be relatively sustainable.

Of the 84 jackups that are presently working for our top 10 customers, over 30 of them are working for Pemex alone, so you can see that outside of Pemex, our top 10 customers are not big players in the jackup market.

We get a lot of press about having an old fleet, it’s true. Our average fleet age is about 18 years old. In spite of the fact that we’ve invested over $2.4 billion in the last seven years in new equipment. But we also have in addition to having the industry’s oldest fleet, we also have the industry’s newest fleet in terms of numbers. We have more new ships than any other company in the industry, and it’s not a static number. We’ve got 45 under construction right now. You’ll see at the end of this quarter we’ll have a different number under construction, but we feel like this is the time we’ve been waiting for, the last 18 months. Or, 18 month ago people were saying, “Tidewater, you’re too solid, you’re too conservative, you’re too stayed, you guys have a lazy balance sheet, why don’t you lever up and do more?”

Well, what we said at the time was, “Fellas, this is a cyclical industry. Even though we see no curvature on the horizon right now, everything looks blue and up and to the right, this is a cyclical industry and somewhere out there, there’s a left hook that somebody’s getting ready to walk into. And we’re going to be ready for that time so that we’ll be able to increase our market share at attractive capital prices, not when prices are at all time highs.” So we really feel like right now is the time that we’ve been waiting for, and we feel like the balance sheet that we have, we’re going to be able to act on many opportunities that will present themselves because of people who over-extended themselves when times were really good.

We’re going to be able to do so with internally funded cash flow and we’ll be able to do so certainly with a $750 million war chest that Quinn has accumulated.

When we look at our acquisition opportunities, we always try to weigh, we try to weigh whether we’re going to do so organically, whether we’ll build ships organically, whether we’ll buy existing ships. Our bent is always to buy existing ships or existing companies. We haven’t in the recent past found many attractive company acquisition opportunities at prices that we felt like were justifiable for our shareholders, but we do feel like that there are opportunities starting to emerge where you may see us more active on the company acquisition front.

We’re certainly making progress with our fleet age. I think by the end of the year 2012, our average fleet age will be down to about 12.5 years, and that’s about where I want it. We’re not in the new ship business. There are some of our competitors who come up and say, “I’ve got the newest fleet in the industry.” Well, we say, “That’s wonderful.” We think we’re in the moneymaking business, we don’t think we’re in the new ship business. Ships are just a tool to make money. We feel like in an industry where you have an average asset life of 30 years, where you want to be is you have your average fleet age about half of the average life of the asset.

We think our average fleet age should be somewhere about 12.5 years, which would permit us to be able to bring in some new ships every year as we slough off some old ships every year. And then, we won’t have to be in this massive recapitalization program that we’ve been in the last seven years, in the future. Not my successor, but that fellow’s successor, won’t be put in a position where I found myself seven years ago, where we had 509 ships average age 20 years, and everything needed to be replaced all at once. We think that’s a better posture to have on a go-forward basis.

This is what our building commitments have looked like since we started our program in the year 2000. Roughly 207 commitments for new equipment, pretty evenly spaced out among anchor handlers, platform supply vessels, crew boats, and tugs. Our total commitment, as Quinn said, is about $3 billion, of which $2.3 billion has been funded to date. And, about this fiscal year, we have about $250 million yet to pay for vessels that will be delivered. We have about $150 million to be paid next year, and about the same amount the year after that, and a very small amount in 2012.

This is our order book. As it presently stands right now, at least as of the end of the quarter, in June, about 45 units. That number is not a static number. It’s not going to stay the same. Hopefully we’ll find opportunities where we’ll be able to deploy our cash and our balance sheet strength to acquire assets on the sheet, so to speak.

I already spoke of what we think is going to happen to our average fleet age. This makes some assumptions that assumes we’ll spend about $500 million a year in new commitments. It assumes that about 45 of our old ships per year will be sloughed out of the system, but we’ve averaged about 47 ships a year the last four or five years coming out of our fleet. So, we think these are pretty good assumptions.

And then we think, when we get to this point we’re not going to have to be spending so much money every year on recapitalization of the business. We’ll be able to dedicate that money either to our shareholders in terms of increased dividends, increased share buybacks, or acquisition opportunities.

It shows what we’ve done since the year 2000, we’ve actually gotten rid of more vessels than we presently have in our operating fleet. We’ve disposed of 470 vessels, about 87 of those by scrapping, all the rest by sales. Of the sales of the vessels that have been sold, almost all have been outside of the industry, so they don’t come back to haunt us in our own industry.

This slide just gives you an idea of the relative proportions of fleet operating margins produced by our old fleet, as compared to our new fleet. You’ll see our new fleet is producing about 60% now of our earnings, while they are only about one-third of our fleet numbers. So, the profits being generated by our new fleet are substantially more than that of our old fleet.

So, at Tidewater, we try to maintain a balance among three competing objectives. One, we want to continue to maintain our financial strength for opportunistic reasons, we want to be able to deliver results on a yearly basis to our shareholders, and finally, we’ve had to at least in the recent past spend a lot of our time renewing the capital base of our company. With that Jim, we’re ready to take some questions, or move on.

Jim:	Okay. I think in the interest of time, we’ll just move directly to the breakout room, which is in Riverside Suite. Thank you very much, Dean.

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